Exhibit 10.9
EMPLOYMENT AGREEMENT
This Employment Agreement, effective as of June 26, 2006, is by and between MENTOR Corporation (“COMPANY”), with its executive offices at 201 Mentor Drive, Santa Barbara, California 93111, and Joseph A. Newcomb (“EMPLOYEE”). Effective as of December 21, 2007, the Agreement is amended and restated in its entirety.
RECITALS
COMPANY is in the business of manufacturing and selling medical devices and related products. EMPLOYEE has experience in this business and possesses valuable skills and experience, which will be used in advancing COMPANY’s interests. EMPLOYEE is willing to be engaged by COMPANY and COMPANY is willing to engage EMPLOYEE in an executive capacity responsible for ALL Legal functions of COMPANY, upon the terms and conditions set forth in this Agreement.
AGREEMENT
EMPLOYEE and COMPANY, intending to be legally bound, agree as follows:
1. SERVICES
1.1 General Services.
1.1.1 Company shall employ EMPLOYEE as Vice President/General Counsel. EMPLOYEE shall perform the duties customarily performed by one holding such position in a similar business as that engaged in by COMPANY. To the extent that they do not reduce the scope of the responsibilities described above, EMPLOYEE’s duties may change from time to time on reasonable notice, based on the needs of COMPANY and EMPLOYEE’s skills as determined by COMPANY. These duties shall hereinafter be referred to as “Services.” EMPLOYEE shall report directly to the President/CEO of Mentor Corporation.
1.1.2 In the event that EMPLOYEE shall from time to time serve COMPANY as a director or shall serve in any other office during the term of this Agreement; EMPLOYEE shall serve in such capacities without further compensation.
1.1.3 EMPLOYEE shall devote his entire working time, attention, and energies to the business of COMPANY, and shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board of Directors of COMPANY, except that EMPLOYEE may serve as a non-management director on the board of directors of a maximum of two other public companies. This shall not be construed as preventing EMPLOYEE from investing his assets in a form or manner that does not require any services on the part of EMPLOYEE in the operation or affairs of the entities in which such investments are made, or from engaging in such civic, charitable, religious, or political activities that do not interfere with the performance of EMPLOYEE’s duties hereunder.
1.2 Best Abilities. EMPLOYEE shall serve COMPANY faithfully and to the best of EMPLOYEE’s ability. EMPLOYEE shall use EMPLOYEE’s best abilities to perform the Services. Employee shall act at all times according to what EMPLOYEE reasonably believes is in the best interests of COMPANY.
1.3 Corporate Authority. EMPLOYEE, as an executive officer, shall comply with all laws and regulations applicable to EMPLOYEE as a result of this Agreement, including, but not limited to, the Securities Act of 1933 and Securities Exchange Act of 1934. Prior to the execution of this Agreement, EMPLOYEE has received and reviewed COMPANY’s Policies and Procedures and COMPANY’s Employee Handbook. EMPLOYEE shall comply with COMPANY’s Policies and Procedures, and practices now in effect or as later amended or adopted by COMPANY, as required of similarly-situated executives of COMPANY.

2. TERM
This Agreement shall commence upon the execution of this Agreement and shall continue until terminated as provided in Section 4 of this Agreement.
3. COMPENSATION AND BENEFITS
3.1 Compensation. EMPLOYEE’s total compensation consists of base salary, bonus potential, stock options, and medical and other benefits generally provided to employees of COMPANY. Any compensation paid to EMPLOYEE shall be pursuant to COMPANY’s policies and practices for exempt employees and shall be subject to all applicable laws and requirements regarding the withholding of federal, state and/or local taxes. Compensation provided in this Agreement is full payment for Services and EMPLOYEE shall receive no additional compensation for extraordinary services unless otherwise authorized. EMPLOYEE’s entire compensation package will be reviewed annually by the Compensation Committee of the Board of Directors, a practice which is consistent with COMPANY’s Executive Compensation Program.
3.1.1 Base Compensation. COMPANY agrees to pay EMPLOYEE an annualized base salary of Three Hundred Twenty-Seven Thousand Dollars ($327,000.) less applicable withholdings, payable in equal installments no less frequently than semi-monthly.
3.1.2 Cash Incentive Bonus. EMPLOYEE shall be eligible for a cash incentive bonus of up to Seventy-Five (75) Percent of EMPLOYEE’s annual base salary, subject to applicable withholdings and subject to approval by COMPANY’s Compensation Committee and Board of Directors. Any cash incentive bonus shall accrue and become payable to EMPLOYEE only if EMPLOYEE is employed with COMPANY on the last day of the fiscal year for which the cash incentive bonus is calculated.
3.1.3 Stock Options/Equity Grants. Based upon satisfactory performance, under the COMPANY’S then current stock equity or other long-term incentive plans, COMPANY expects that EMPLOYEE will qualify for grants of options or other equity awards to acquire or receive common stock of COMPANY subject to determination by the Board of Directors, of an amount which is consistent with COMPANY’s Executive Compensation Program. Any such grants shall also be subject to performance considerations as well as the determination of the Board of Directors. Employee will be recommended to receive 125,000 (One Hundred Twenty-Five Thousand) stock options, issued at the share price at the close of business on the day the options are approved by the Mentor Board of Directors. Employee will also be recommended to receive a grant of 20,000 (Twenty Thousand) restricted shares to meet mandatory equity holding requirements, shares to be issued at the price of stock at the close of business on the day the grant is approved by the Mentor Board of Directors.
3.2 Business Expenses. COMPANY shall reimburse EMPLOYEE for business expenses reasonably incurred in performing Services according to COMPANY’s Expense Reimbursement Policy.
3.3 Additional Benefits. COMPANY shall provide EMPLOYEE those additional benefits normally granted by COMPANY to its employees subject to eligibility requirements applicable to each benefit. COMPANY has no obligation to provide any other benefits unless provided for in this Agreement. Currently COMPANY provides major medical, dental, life, salary continuation, long term disability benefits and eligibility to participate in COMPANY’s 401(k) plan.
3.4 Vacation. Employee shall accrue vacation equal to TWENTY (20) days per year, at the rate of approximately 1.67 days per month. The time or times for such vacation shall be selected by EMPLOYEE and approved by the President and Chief Executive Officer of COMPANY.
4. TERMINATION
4.1 Circumstances Of Termination. This Agreement and the employment relationship between COMPANY and EMPLOYEE may be terminated as follows:

4.1.1 Death. This Agreement shall terminate upon EMPLOYEE’s death, effective as of the date of EMPLOYEE’s death.
4.1.2 Disability. COMPANY may, at its option, either suspend compensation payments or terminate this Agreement due to EMPLOYEE’s Disability if EMPLOYEE is incapable, even with reasonable accommodation by COMPANY, of performing the Services because of accident, injury, or physical or mental illness for ONE HUNDRED EIGHTY (180) consecutive days, or is unable or shall have failed to perform the Services for a total period of ONE HUNDRED EIGHTY (180) within a TWELVE (12) month period, regardless of whether such days are consecutive. If COMPANY suspends compensation payments because of EMPLOYEE’s Disability, COMPANY shall resume compensation payments when EMPLOYEE resumes performance of the Services. If COMPANY elects to terminate this Agreement due to EMPLOYEE’s Disability, it must first give EMPLOYEE TEN (10) WORKING days advance written notice.
4.1.3 Discontinuance Of Business. If COMPANY discontinues operating its business, this Agreement shall terminate as of the last day of the month on which COMPANY ceases its entire operations with the same effect as if that last date were originally established as termination date of this Agreement.
4.1.4 For Cause. COMPANY may terminate this Agreement without advance notice for Cause. For the purpose of this Agreement, “Cause” shall mean any failure to comply in any material respect with this Agreement or any Agreement incorporated herein; personal or professional misconduct by EMPLOYEE (including, but not limited to, criminal activity or gross or willful neglect of duty); breach of EMPLOYEE’s fiduciary duty to the COMPANY; conduct which threatens public health or safety, or threatens to do immediate or substantial harm to COMPANY’s business or reputation; or any other misconduct, deficiency, failure of performance, breach or default, reasonably capable of being remedied or corrected by EMPLOYEE. To the extent that a breach pursuant to this Section 4.1.4 is curable by EMPLOYEE without harm to COMPANY and/or it’s reputation, COMPANY shall, instead of immediately terminating EMPLOYEE pursuant to this Agreement, provide EMPLOYEE with notice of such breach, specifying the actions required to cure such breach, and EMPLOYEE shall have ten (10) days to cure such breach by performing the actions so specified. If EMPLOYEE fails to cure such breach within the ten (10) day period, COMPANY may terminate this Agreement without further notice. COMPANY’s exercise of its right to terminate under this section shall be without prejudice to any other remedy to which COMPANY may be entitled at law, in equity, or under this Agreement.
4.1.5 For Convenience Of Party; Resignation by EMPLOYEE for Good Reason. This Agreement and employment relationship is terminable by either party, for convenience, with or without cause, including but not limited to resignation by EMPLOYEE for Good Reason, at any time upon THIRTY (30) days’ advance written notice to the other party. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without EMPLOYEE’s express written consent: (i) a significant reduction of EMPLOYEE’s material duties, position, or responsibilities as provided in this Agreement, or the removal of EMPLOYEE from the position, duties, and responsibilities contemplated by this Agreement; (ii) a material reduction in Base Compensation or Cash Incentive Bonus other than a one-time reduction of not more than 10% that also is applied to substantially all other senior executives at the COMPANY; (iii) EMPLOYEE must perform a significant portion of his duties at a location more than 50 miles from COMPANY headquarters; or (iv) COMPANY headquarters are relocated more than 50 miles from the current location in Santa Barbara, California.
4.1.6 Change of Control. If employment is terminated within TWELVE (12) months after the occurrence of any of the events described as a Change of Control as defined under the provisions of the applicable equity or other long-term incentive plan in effect at the time of such Change of Control, EMPLOYEE shall be entitled to severance compensation pursuant to Section 4.2.6 (i),(ii),(iii),(iv) and (v).
4.2 Rights Upon Termination
4.2.1 Death. Upon termination of this Agreement because of death of EMPLOYEE pursuant to Section 4.1.1 above, COMPANY shall have no further obligation to EMPLOYEE under the Agreement, except that COMPANY shall (i) distribute to EMPLOYEE’s estate or designated beneficiary any unpaid compensation and reimbursable expenses, less applicable withholdings, owed to EMPLOYEE prior to the date of EMPLOYEE’s death, and (ii) administer the benefits available to EMPLOYEE’s estate or designated beneficiary upon death of EMPLOYEE under the COMPANY’s applicable benefit and incentive plans.

4.2.2 Disability. Upon termination of this Agreement because of Disability of EMPLOYEE pursuant to Sections 4.1.2 above, COMPANY shall have no further obligation to EMPLOYEE under the Agreement, except that COMPANY shall (i) distribute to EMPLOYEE, or EMPLOYEE’s estate or designated beneficiary, any unpaid compensation and reimbursable expenses, less applicable withholdings, owed to EMPLOYEE prior to the date of EMPLOYEE’s termination due to Disability, and (ii) administer the benefits available to EMPLOYEE, or EMPLOYEE’s estate or designated beneficiary, upon disability of EMPLOYEE under the COMPANY’s applicable benefit and incentive plans.
4.2.3 Discontinuance Of Business. Upon termination of this Agreement because of discontinuation of COMPANY’s business pursuant to Section 4.1.3, COMPANY shall have no further obligation to EMPLOYEE under the Agreement except to distribute to EMPLOYEE any unpaid compensation and reimbursable expenses, less applicable withholdings, owed to EMPLOYEE prior to the date of termination of this Agreement.
4.2.4 Termination With Cause. Upon termination of EMPLOYEE’s employment for Cause pursuant to Section 4.1.4, COMPANY shall have no further obligation to EMPLOYEE under this Agreement except to distribute to EMPLOYEE:
(i) Any compensation and reimbursable expenses owed to EMPLOYEE by COMPANY through the termination date, less applicable withholdings; and
(ii) Severance compensation as provided for in COMPANY’s Severance Policy, if any, less applicable withholdings.
4.2.5 Termination Without Cause; Resignation for Good Reason. Upon termination of EMPLOYEE’s employment by COMPANY without cause pursuant to Section 4.1.5, or if EMPLOYEE terminates this Agreement at any time for Good Reason, COMPANY shall have no further obligation to EMPLOYEE under this Agreement except to distribute to EMPLOYEE:
(i) Any compensation then due EMPLOYEE in accordance with Sections 3.1.1 and 3.1.2, and reimbursable expenses owed by COMPANY to EMPLOYEE through the termination date, less applicable withholdings; and
(ii) Payment of full COBRA premium for TWENTY-FOUR (24) months following termination. Should EMPLOYEE discontinue COBRA coverage or elect alternative coverage, a cash payment will not be provided in lieu of payment of premium; and
(iii) A pro-rated amount, based on the timing of EMPLOYEE’s termination or resignation relative to the end of the COMPANY’s then current fiscal year, of the EMPLOYEE’s eligible cash incentive bonus percentage of base salary, as described in Section 3.1.2, and any unpaid bonus earned by EMPLOYEE prior to the then current fiscal year, less applicable withholdings; and
(iv) Severance compensation totaling TWENTY-FOUR (24) months’ base pay, determined at EMPLOYEE’s then-current rate of base pay; provided, however, that EMPLOYEE may elect to accept a lesser amount of severance than stipulated if EMPLOYEE deems it beneficial to him/her in light of various income and excise tax considerations. In consideration for this severance compensation, EMPLOYEE, on behalf of himself, his agents, heirs, executors, administrators, and assigns, expressly releases and forever discharges COMPANY and its successors and assigns, and all of its respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, parent companies, subsidiaries, affiliates, and joint ventures, and each of them, from any and all claims based upon acts or events that occurred on or before the date on which EMPLOYEE accepts the severance compensation, including any claim arising under any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. “ 2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. “ 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. “ 623, et. seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. “ 2101, et. seq., and the California Fair Employment and Housing Act, Cal. Gov’t Code “ 12940, et seq. EMPLOYEE acknowledges that he is familiar with section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
EMPLOYEE expressly acknowledges and agrees that he is releasing all known and unknown claims, and that he is waiving all rights he has or may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect. EMPLOYEE acknowledges that the benefits he is receiving in exchange for this Release are more than the benefits to which he otherwise would have been entitled, and that such benefits constitute valid and adequate consideration for this Release. EMPLOYEE further acknowledges that he has read this Release, understands all of its terms, and has consulted with counsel of his choosing before signing this Agreement.
Severance compensation pursuant to this paragraph shall be in lieu of any other severance benefit to which EMPLOYEE would otherwise be entitled, under either any other provision to this Agreement or any COMPANY policies in effect on the date of execution of this Agreement. Severance compensation shall be paid upon termination of EMPLOYEE’s employment and in one lump sum payment at the date of termination, less applicable withholdings.
Any benefits payable under this Section 4.2.5 shall be delayed to the extent necessary to comply with Internal Revenue Code Section 409(A)(2)(B)(i) (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which EMPLOYEE would otherwise be entitled during the six (6) month period immediately following EMPLOYEE’S separation from service will be paid on the first business day following the expiration of such six (6) month period.
4.2.6 Termination Due to Change Of Control. If employment is terminated within TWELVE (12) months after any of the events delineated in Section 4.1.6 of this Agreement (“Change of Control”), COMPANY shall have no further obligation to EMPLOYEE under this Agreement except to distribute to EMPLOYEE:
(i) Compensation then due EMPLOYEE in accordance with Sections 3.1.1 and 3.1.2 and reimbursable expenses owed by COMPANY to EMPLOYEE through the termination date, less applicable withholdings; and
(ii) ONE HUNDRED PERCENT (100%) of the Employee’s eligible cash incentive bonus percentage of base salary, as described in Section 3.1.2, and any unpaid bonus earned by EMPLOYEE prior to the then current fiscal year, less applicable withholdings; and
(iii) Any shares for options awarded in accordance with and pursuant to the Long-Term Incentive Plan applicable to EMPLOYEE’s option award(s); and
(iv) Payment of full COBRA premium for TWENTY-FOUR (24) months following termination. Should EMPLOYEE discontinue COBRA coverage or elect alternative coverage, a cash payment will not be provided in lieu of payment of premium; and
(v) Severance compensation totaling TWENTY-FOUR (24) months’ base pay, determined at EMPLOYEE’s then-current rate of base pay; provided, however, that EMPLOYEE may elect to accept a lesser amount of severance than stipulated if EMPLOYEE deems it beneficial to him/her in light of various income and excise tax considerations. In consideration for this severance compensation, EMPLOYEE, on behalf of himself, his agents, heirs, executors, administrators, and assigns, expressly releases and forever discharges COMPANY and its successors and assigns, and all of its respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, parent companies, subsidiaries, affiliates, and joint ventures, and each of them, from any and all claims based upon acts or events that occurred on or before the date on which EMPLOYEE accepts the severance compensation, including any claim arising under any state or federal statute or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. '' 2000e, et seq., the Americans with Disabilities Act, 42 U.S.C. '' 12101, et seq., the Age Discrimination in Employment Act, 29 U.S.C. '' 623, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. '' 2101, et seq., and the California Fair Employment and Housing Act, Cal. Gov’t Code '' 12940, et seq. EMPLOYEE acknowledges that he is familiar with section 1542 of the California Civil Code, which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
EMPLOYEE expressly acknowledges and agrees that he is releasing all known and unknown claims, and that he is waiving all rights he has or may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect. EMPLOYEE acknowledges that the benefits he is receiving in exchange for this Release are more than the benefits to which he otherwise would have been entitled, and that such benefits constitute valid and adequate consideration for this Release. EMPLOYEE further acknowledges that he has read this Release, understands all of its terms, and has consulted with counsel of his choosing before signing this Agreement.
Severance compensation pursuant to this paragraph shall be in lieu of any other severance benefit to which EMPLOYEE would otherwise be entitled, either under any provision to this Agreement or any COMPANY policies in effect on the date of execution of this Agreement. Severance compensation shall be paid upon termination of EMPLOYEE’s employment and in one lump sum payment at the date of termination, less applicable withholdings.
Any benefits payable under this Section 4.2.6 shall be delayed to the extent necessary to comply with Internal Revenue Code Section 409(A)(2)(B)(i) (relating to payments made to certain “specified employees” of certain publicly-traded companies) and in such event, any such amount to which EMPLOYEE would otherwise be entitled during the six (6) month period immediately following EMPLOYEE’S separation from service will be paid on the first business day following the expiration of such six (6) month period.
5. REPRESENTATIONS AND WARRANTIES
5.1 Representations of EMPLOYEE. EMPLOYEE represents and warrants that EMPLOYEE has all right, power, authority and capacity, and is free to enter into this Agreement; that by doing so, EMPLOYEE will not violate or interfere with the rights of any other person or entity; and that EMPLOYEE is not subject to any contract, understanding or obligation that will or might prevent, interfere with or impair the performance of this Agreement by EMPLOYEE. EMPLOYEE shall indemnify and hold COMPANY harmless with respect to any losses, liabilities, demands, claims, fees, expenses, damages and costs (including attorneys’ fees and court costs) resulting from or arising out of any claim or action based upon EMPLOYEE’s entering into this Agreement.
5.2 Representations of COMPANY. COMPANY represents and warrants that it has all right, power and authority, without the consent of any other person, to execute and deliver, and perform its obligations under, this Agreement. All corporate and other actions required to be taken by COMPANY to authorize the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby have been duly and properly taken. This Agreement is the lawful, valid and legally binding obligation of COMPANY enforceable in accordance with its terms.
5.3 Materiality of Representations. The representations, warranties and covenants set forth in this Agreement shall be deemed to be material and to have been relied upon by the parties hereto.

6. COVENANTS
6.1 Nondisclosure and Invention Assignment. EMPLOYEE acknowledges that, as a result of performing the Services, EMPLOYEE shall have access to confidential and sensitive information concerning COMPANY’s business including, but not limited to, their business operations, sales and marketing data, and manufacturing processes. EMPLOYEE also acknowledges that in the course of performing the Services, EMPLOYEE may develop new product ideas or inventions as a result of COMPANY’s information. Accordingly, to preserve COMPANY’s confidential information and to assure it the full benefit of that information, EMPLOYEE shall, as a condition of employment with COMPANY, execute COMPANY’s standard form of Employee Confidentiality Agreement attached hereto as Exhibit A, and execute updated versions of the Employee Confidentiality Agreement as it may be modified from time to time by COMPANY and as may be required of similarly-situated executives of COMPANY. The Employee Confidentiality Agreement is incorporated herein by this reference. EMPLOYEE’s obligations under the Employee Confidentiality Agreement continue beyond the termination of this Agreement.
6.2 Covenant Not to Compete. In addition to the provisions of the Employee Confidentiality Agreement, EMPLOYEE shall abide by the following covenant not to compete if COMPANY, at its option upon the termination of this Agreement (regardless of the reason for the termination), exercises this Covenant Not to Compete. COMPANY shall notify EMPLOYEE within ten (10) days of termination of this Agreement of its intention to exercise this option and make an additional payment to EMPLOYEE of six (6) months’ base pay determined at EMPLOYEE’s last rate of pay with COMPANY. EMPLOYEE agrees that for a period of one (1) year following the termination of this Agreement, he shall not directly or indirectly for EMPLOYEE, or as a member of a partnership, or as an officer, director, stockholder, employee, or representative of any other entity or individual, engage, directly or indirectly, in any business activity which is the same or similar to work engaged in by EMPLOYEE on behalf of COMPANY within the same geographic territory as EMPLOYEE’s work for COMPANY and which is directly competitive with the business conducted or to EMPLOYEE’s knowledge, contemplated by COMPANY at the time of termination of this Agreement, as defined in the Employee Confidentiality Agreement incorporated into this Agreement by reference. EMPLOYEE may accept employment with an entity competing with COMPANY only if the business of that entity is diversified and EMPLOYEE is employed solely with respect to a separately-managed and separately-operated part of that entity’s business that does not compete with COMPANY. Prior to accepting such employment, EMPLOYEE and the prospective employer entity shall provide COMPANY with written assurances reasonably satisfactory to COMPANY that EMPLOYEE will not render services directly or indirectly to any part of that entity’s business that competes with the business of COMPANY.
6.3 Covenant to Deliver Records. All memoranda, notes, records and other documents made or compiled by EMPLOYEE, or made available to EMPLOYEE during the term of this Agreement concerning the business of COMPANY, shall be and remain COMPANY’s property and shall be delivered to COMPANY upon the termination of this Agreement or at any other time on request.
6.4 Covenant Not To Recruit. EMPLOYEE shall not, during the term of this Agreement and for a period of one (1) year following termination of this Agreement, directly or indirectly, either on EMPLOYEE’s own behalf, or on behalf of any other individual or entity, solicit, interfere with, induce (or attempt to induce) or endeavor to entice away any employee associated with COMPANY to become affiliated with him or any other individual or entity.
7. CERTAIN RIGHTS OF COMPANY
7.1 Announcement. COMPANY shall have the right to make public announcements concerning the execution of this Agreement and certain terms thereof.
7.2 Use of Name, Likeness and Biography. COMPANY shall have the right (but not the obligation) to use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of EMPLOYEE to advertise, publicize and promote the business of COMPANY and its affiliates, but not for the purposes of direct endorsement without EMPLOYEE’s consent. An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of EMPLOYEE, or any biographical information or life story concerning the professional career of EMPLOYEE.
7.3 Right to Insure. COMPANY shall have the right to secure in its own name, or otherwise, and at its own expense, life, health, accident or other insurance covering EMPLOYEE, and EMPLOYEE shall have no right, title or interest in and to such insurance. EMPLOYEE shall assist COMPANY in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

8. ASSIGNMENT
Neither party may assign or otherwise dispose of its rights or obligations under this Agreement without the prior written consent of the other party except as provided in this Section. COMPANY may assign and transfer this Agreement, or its interest in this Agreement, to any affiliate of COMPANY or to any entity that is a party to a merger, reorganization, or consolidation with COMPANY, or to a subsidiary of COMPANY, or to any entity that acquires substantially all of the assets of COMPANY or of any division with respect to which EMPLOYEE is providing services (providing such assignee assumes COMPANY’s obligations under this Agreement). EMPLOYEE shall, if requested by COMPANY, perform EMPLOYEE’s duties and Services, as specified in this Agreement, for the benefit of any subsidiary or other affiliate of COMPANY. Upon assignment, acquisition, merger, consolidation or reorganization, the term “COMPANY” as used herein shall be deemed to refer to such assignee or successor entity. EMPLOYEE shall not have the right to assign EMPLOYEE’s interest in this Agreement, any rights under this Agreement, or any duties imposed under this Agreement, nor shall EMPLOYEE or his spouse, heirs, beneficiaries, executors or administrators have the right to pledge, hypothecate or otherwise encumber EMPLOYEE’s right to receive compensation hereunder without the express written consent of COMPANY.
9. RESOLUTION OF DISPUTES
In the event of any dispute arising out of or in connection with this Agreement or in any way relating to the employment of EMPLOYEE which leads to the filing of a lawsuit, the parties agree that venue and jurisdiction shall be in Santa Barbara County, California. The prevailing party in any such litigation shall be entitled to an award of costs and reasonable attorneys’ fees to be paid by the losing party.
10. GENERAL PROVISIONS
10.1 Notices. Notice under this Agreement shall be sufficient only if personally delivered by a major commercial paid delivery courier service or mailed by certified or registered mail (return receipt requested and postage pre-paid) to the other party at its address set forth in the signature block below or to such other address as may be designated by either party in writing. If not received sooner, notices by mail shall be deemed received five (5) days after deposit in the United States mail.
10.2 Agreement Controls. Unless otherwise provided for in this Agreement, the COMPANY’s policies, procedures and practices shall govern the relationship between EMPLOYEE and COMPANY. If, however, any of COMPANY’s policies, procedures and/or practices conflict with this Agreement (together with any amendments hereto), this Agreement (and any amendments hereto) shall control.
10.3 Amendment and Waiver. Any provision of this Agreement may be amended or modified and the observance of any provision may be waived (either retroactively or prospectively) only by written consent of the parties. Either party’s failure to enforce any provision of this Agreement shall not be construed as a waiver of that party’s right to enforce such provision.
10.4 Governing Law. This Agreement and the performance hereunder shall be interpreted under the substantive laws of the State of California.
10.5 Force Majeure. Either party shall be temporarily excused from performing under this Agreement if any force majeure or other occurrence beyond the reasonable control of either party makes such performance impossible, except a Disability as defined in this Agreement, provided that the party subject to the force majeure provides notice of such force majeure at the first reasonable opportunity. Under such circumstances, performance under this Agreement which related to the delay shall be suspended for the duration of the delay provided the delayed party shall resume performance of its obligations with due diligence once the delaying event subsides. In case of any such suspension, the parties shall use their best efforts to overcome the cause and effect of such suspension.

10.6 Remedies. EMPLOYEE acknowledges that because of the nature of COMPANY’s business, and the fact that the services to be performed by EMPLOYEE pursuant to this Agreement are of a special, unique, unusual, extraordinary, and intellectual character which give them a peculiar value, a breach of this Agreement shall cause substantial injury to COMPANY for which money damages cannot reasonably be ascertained and for which money damages would be inadequate. EMPLOYEE therefore agrees that COMPANY shall have the right to obtain injunctive relief, including the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, in addition to any other remedies that COMPANY may have.
10.7 Severability. If any term, provision, covenant, paragraph, or condition of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction, that provision shall be limited or eliminated to the minimum extent necessary so this Agreement shall otherwise remain enforceable in full force and effect.
10.8 Construction. Headings and captions are only for convenience and shall not affect the construction or interpretation of this Agreement. Whenever the context requires, words, used in the singular shall be construed to include the plural and vice versa, and pronouns of any gender shall be deemed to include the masculine, feminine, or neuter gender.
10.9 Counterpart Copies. This Agreement may be signed in counterpart copies, each of which shall represent an original document, and all of which shall constitute a single document.
10.10 No Adverse Construction. The rule that a contract is to be construed against the party drafting the contract is hereby waived, and shall have no applicability in construing this Agreement or the terms hereof.
10.11 Entire Agreement. With respect to its subject matter, namely, the employment by COMPANY of EMPLOYEE, this Agreement (including the documents expressly incorporated therein, such as the Employee Confidentiality Agreement), contains the entire understanding between the parties, and supersedes any prior agreements, understandings, and communications between the parties, whether oral, written, implied or otherwise, including, but not limited to, the original offer of employment letter.
10.12 Assistance of Counsel. EMPLOYEE expressly acknowledges that he was given the right to be represented by counsel of his own choosing in connection with the terms of this Agreement.
The parties execute this Agreement as of the date stated below:

EMPLOYEE/DATE	MENTOR CORPORATION/DATE

/s/Joseph A. Newcomb 12/21/07	By:	/s/Joshua Levine 12/21/07

JOSEPH A. NEWCOMB/Date		Joshua Levine/Date
President/CEO
Mentor Corporation

NOTICE ADDRESS:	NOTICE ADDRESS:
201 Mentor Drive
Santa Barbara, California 93111